Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces Second Quarter 2006 Results

San Jose, CA, August 14, 2006 – Applied Imaging Corp. (OTC BB: AICX.OB), today announced financial and operating results for the second quarter ended June 30, 2006.

Total revenues for the second quarter of 2006 were $5.0 million, up from $4.9 million in the second quarter of 2005. Total revenues for the six months ended June 30, 2006 were $9.9 million, up from $9.8 million in the same period last year.

The Company incurred a net loss of $310,000, or $(0.06) per share, as compared to a net loss of $436,000, or $(0.09) in the second quarter of 2005. The second quarter 2006 net loss included a $135,000 stock option charge related to the adoption of SFAS 123R and a non-recurring employee retention plan charge of $680,000. Excluding these two charges, net income would have been $505,000.

Commenting on the second quarter results, Applied Imaging’s President and CEO, Robin Stracey, said, “Second quarter revenues met our expectations. Our CytoVision® family of products continued to perform solidly in the U.S. and Europe and we had our first sales of Ariol® in China and Australia. On the operations side, our productivity improvement initiatives continued to pay off. Margins improved and our operating expenses came in significantly lower than the prior year period.” Mr. Stracey added, “In CTC, we made steady progress. We have now refined our blood sample enrichment protocols to the point where we are consistently achieving tumor cell recoveries of greater than 70% in spiked samples. The next step is to evaluate the performance of our method with actual patient samples, including side-by-side comparisons with other commercially available approaches.”

The Company’s net loss for the six months ended June 30, 2006 was $372,000, or $(0.07) per share, compared to a net loss of $947,000, or $(0.20) per share, for the same period last year. Net loss for the six months ended June 30, 2006 included a charge of $295,000 for stock option expense related to the adoption of SFAS 123R and a cumulative employee retention plan charge of $810,000. Excluding these items, net income for the six months ended June 30, 2006 would have been $733,000.

Gross profit for the quarter rose to $3.3 million, compared to $2.9 million in the same period in 2005. Gross margin for the quarter was 65%, up from 59% in the second quarter in 2005. For the six-month period ended June 30, 2006, gross profit increased by 9% to $6.3 million, from $5.8 million in the same period last year. Gross margin for the six-month period ended June 30, 2006 was 63%, versus 59% for the same period last year.

Operating expenses for the second quarter of 2006 were $3.7 million, up from $3.2 million in the same period last year. Second quarter 2006 operating expenses included $129,000 in stock option expense, and a $650,000 employee retention plan charge. Excluding the stock option and retention plan charges, operating expenses for the second quarter of 2006 would have been $2.9 million, or 10% lower compared to the second quarter of 2005. Operating expenses for the six-month period ended June 30, 2006 were $6.7 million, versus $6.5 million for the comparable 2005 period, and included $273,000 in stock option expense, and $750,000 in employee retention plan charges. Excluding these two items, operating expenses for the six-month period ended June 30, 2006, would have been $5.6 million, a 14% decrease from the comparable period in 2005.

Financial Condition

As of June 30, 2006, the Company had cash and cash equivalents of $3.3 million, up from $3.1 million as of December 31, 2005. Working capital totaled $634,000 as of June 30, 2006, compared to $(494,000) as of December 31, 2005.

Outlook

For fiscal 2006, the Company reaffirms its expectation that revenues will be approximately $21.0 million. The Company anticipates continued profitability in its core imaging business and further investment in its CTC, Inc. subsidiary.

Use of Non-GAAP Financial Measures

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the Company to begin recognizing compensation expense relating to stock-based payment transactions. To supplement the Company’s unaudited condensed consolidated financial statements presented on a GAAP basis, the Company provides non-GAAP financial information. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of adjustments to GAAP results for the quarter and six months ended June 30, 2006 is included below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that we provide also may differ from the non-GAAP information provided by other companies.

Conference Call

Applied Imaging Corp. will host a conference call today, Monday, August 14, 2006, at 8:00 a.m. PT (11:00 a.m. ET) to discuss results for the second quarter of 2006. Joining Robin Stracey, President and CEO of Applied Imaging Corp. will be Terry Griffin, Chief Financial Officer, and VP of Strategy and Business Development, Bill Cook. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. International callers should dial +1 (706) 679-0614. The conference ID number is 4084241. If you are unable to participate in the call at this time, a replay will be available on Monday, August 14 at 12:00 p.m. ET, through Monday, August 21 at midnight ET. To access the replay dial (800) 642-1687 and enter the conference ID number 4084241. International callers should dial +1 (706) 679-0614 with the same conference ID number.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the ability of the Company to select and optimize a protocol for concentrating tumor cells; the Company’s ability to sustain profitability in its core imaging business, and to continue investment in its CTC, Inc. subsidiary; and its financial guidance for 2006. The Company’s second quarter and six-months ended June 30, 2006 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment. Estimates for the fiscal year 2006 financial performance are subject to a number of assumptions regarding the future operation of the Company’s business. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those factors as set forth in Applied Imaging’s most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made as of August 14, 2006, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

- Financial Tables Follow -

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Revenues	$5,032	$4,912	$9,898	$9,802
Cost of revenues(a)	1,744	2,015	3,637	4,039

Gross profit	3,288	2,897	6,261	5,763

Gross margin	65%	59%	63%	59%

Operating expenses
Research and development(a)	755	870	1,501	1,755
Sales and marketing(a)	1,537	1,323	2,906	2,721
General and administrative(a)	1,364	1,013	2,257	2,066

Total operating expenses	3,656	3,206	6,664	6,542

Operating loss	(368)	(309)	(403)	(779)
Other income/(expense)	58	(127)	31	(168)

Net loss	$(310)	$(436)	$(372)	$(947)

Net loss per share - basic and diluted(b)	$(0.06)	$(0.09)	$(0.07)	$(0.20)

Weighted average shares outstanding - basic and diluted(c)	5,589	4,776	5,270	4,780

(a)	Stock compensation expense was allocated as follows:

Cost of revenues	$6	$22
Research and development	30	77
Sales and marketing	21	41
General and administrative	78	155

Total stock compensation expense	$135	$295

(b)	Prior to January 1, 2006, the Company accounted for stock compensation under Accounting Principles Board, Opinion No. 25, “ Accounting for Stock Issued to Employees” (“APB 25”). In accordance this APB 25, the Company used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 the Company accounts for stock compensation expense under the fair value method. As the Company adopted the modified prospective transition method, results of the prior period have not been restated under the fair valued method for GAAP purposes. The Company previously applied APB 25 and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”

(c)	All share and per share common stock information in this Press Release reflects a 1-for-4 reverse stock split of the common stock effected May 20, 2005.

Selected Consolidated Balance Sheets Data

(Unaudited, in thousands)

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$3,321	$3,136
Restricted cash	$164	$172
Working capital	$634	$(494)
Total assets	$11,957	$12,528
Total stockholders’ equity	$3,372	$2,353

Note: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.

Reconciliation of GAAP Net Loss and Loss Per Share to Non-GAAP Net Loss and Loss Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
GAAP net loss	$(310)	$(372)
Stock-based compensation	135	295

Non-GAAP net loss	$(175)	$(77)

GAAP loss per share	$(0.06)	$(0.07)
Stock-based compensation	—	—

Non-GAAP loss per share - basic	$(0.04)	$(0.07)

Weighted average shares outstanding -basic(b)	5,589	5,270

Source: Applied Imaging Corp.